CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.8

AGREEMENT

This Agreement (this “Agreement”), dated and effective as of June 9, 2015 (“Effective Date”), is by and between Coneksis, Inc. (“CONEKSIS”), a Delaware corporation with offices at 2533 South Coast Highway 101, Suite 210, Cardiff-By-The-Sea, CA 92007-2133, and CONKWEST INCORPORATED (“CONKWEST”), a Delaware corporation with offices at 2533 South Coast Highway 101, Suite 210, Cardiff-By-The-Sea, CA 92007-2133.

PREAMBLE

A. WHEREAS, CONKWEST is an innovative life sciences company that owns and/or controls the rights in certain CONKWEST Existing Rights (as defined herein) and has the right to grant licenses thereto;

B. WHEREAS, CONEKSIS is an innovative life sciences company specializing in the field of veterinary medicine and research and therapeutics related thereto (the “Field”); and

C. WHEREAS, CONEKSIS desires to obtain rights to use certain of the CONKWEST Existing Rights in the Field, and CONKWEST desires to grant such certain rights to CONEKSIS, upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the above premises and the mutual covenants contained herein, CONEKSIS and CONKWEST, intending to be legally bound, agree as follows:

1. Definitions. For the purposes hereof, the following words and phrases have the following meanings:

“AAA” has the meaning ascribed to it in Section 24.

“Biological Material” means a culture of any of the CONKWEST Cell Lines or CONKWEST Cell Banks that is provided to CONEKSIS by CONKWEST pursuant to this Agreement and all Progeny thereof.

“Claims” has the meaning ascribed to it in Section 9.

“Commercial Product” means a Licensed Product that has been granted marketing and Regulatory Approval.

“CONEKSIS Mark” means the trademark and/or service mark applied for in US Trademark Application No. 85/675,473, such trade mark application and any registration resulting therefrom, any foreign or Madrid counterparts, any renewals thereof, and any goodwill associated therewith.

“CONEKSIS Cell Bank(s)” means any GLP, cGMP, and/or GMP-certified CONEKSIS Cell Line(s).

“CONEKSIS Cell Line(s)” means any modification or derivative of or improvement to a CONKWEST Cell Line resulting from a CONEKSIS Modification.

“CONEKSIS Confidential Information” means all Confidential Information relating to the CONEKSIS Cell Lines to the extent owned and controlled by CONKWEST.

“CONEKSIS Intellectual Property” means CONEKSIS Confidential Information and CONEKSIS Patents pertaining to the CONEKSIS Modifications.

“CONEKSIS Modifications” has the meaning ascribed to it in Section 2 and includes any and all CONEKSIS Intellectual Property, CONEKSIS Cell Line(s) and CONEKSIS Cell Bank(s) relating thereto.

“CONEKSIS Option” has the meaning ascribed to it in Section 2.

“CONEKSIS Patents” means any and all patents and patent applications to the extent owned and controlled by CONKWEST relating to the CONEKSIS Modifications, and any provisional patent applications, non-provisional applications, divisionals, continuations, continuation-in-part applications, continued prosecution, patents granted on such applications, revalidations, reissues, renewals, substitutions, supplementary protection certificates and the like, and patents of addition, reexaminations, extensions; and all foreign counterparts thereof.

“CONEKSIS Rights” means the CONEKSIS Modifications and CONEKSIS Intellectual Property.

“Confidential Information” means all technical and other information, data, methods, pricing information, inventions (whether patentable or not and whether or not reduced to practice), Know-How, INDs, investigator’s brochure(s) and other similar proprietary trade secret rights arising under law anywhere in the world.

“CONKWEST Cell Banks” means the CONKWEST WT Master Cell Bank and the CONKWEST WT Working Cell Bank.

“CONKWEST Cell Lines” means the CONKWEST CI Cell Line, the CONKWEST ER Cell Line, the CONKWEST MI Cell Line, and the CONKWEST WT Cell Line.

“CONKWEST CI Cell Line” means the proprietary natural killer cell line transfected with the pCEP4-LTRhIL-2 vector to express endogenous interleukin-2 and that is owned and controlled by CONKWEST as of the Effective Date. For clarity, CONKWEST CI Cell Line does not include any modifications, derivatives, or improvements thereof made by or under the authority of CONKWEST or any Third Parties after the Effective Date.

“CONKWEST Confidential Information” means all Confidential Information relating to the CONKWEST Cell Lines that is owned and controlled by CONKWEST. For clarity, CONKWEST Confidential Information expressly includes, but is not limited to, CONKWEST Know-How (including but not limited to CONKWEST Investigator’s Brochure and CONKWEST IND(s)) and CONKWEST Report.

“CONKWEST ER Cell Line” means the proprietary natural killer cell line transfected with the endoplasmic reticulum (ER) gene encoding the protein known as the KDEL motif and that is owned and controlled by CONKWEST as of the Effective Date. For clarity, CONKWEST ER Cell Line does not include any modifications, derivatives, or improvements thereof made by or under the authority of CONKWEST or any Third Parties after the Effective Date.

“CONKWEST Existing Rights” means CONKWEST Cell Lines, CONKWEST Intellectual Property, and CONKWEST Cell Banks.

“CONKWEST IND” means any IND owned and controlled by CONKWEST as of the Effective Date that relates to the CONKWEST Cell Lines, including but not limited to US IND No. 8404 entitled “Investigational New Drug Application (IND) for Natural Killer Cell Line NK-92, Expanded with Interleukin-2”

“CONKWEST Intellectual Property” means all CONKWEST Confidential Information and CONKWEST Patents pertaining to the CONKWEST Cell Lines that are owned and controlled by CONKWEST as of the Effective Date, the CONKWEST Marks, and the Domain Name.

“CONKWEST Investigator’s Brochure” means CONKWEST’s investigator brochure, version 12.0 dated September 1, 2012.

“CONKWEST Know-How” means all Know-How pertaining to the CONKWEST Cell Lines that is owned and controlled by CONKWEST as of the Effective Date, including that which is described on Schedule B hereto and Know-How pertaining to the CONKWEST Cell Lines incorporated into the CONKWEST IND(s) and CONWKEST Investigator’s Brochure. CONKWEST Know-How does not include CONKWEST Patents.

“CONKWEST Marks” means those marks listed on Schedule C hereto, which may be updated from time to time, owned and controlled by CONKWEST and any and all registrations and applications therefore in the United States and around the world. For clarity, the CONKWEST Marks include the CONEKSIS Mark, unless and until CONEKSIS acquires such trademark pursuant to the CONEKSIS Option under Section 2(d) below.

“CONKWEST MI Cell Line” means the proprietary natural killer cell line transfected with the MFG-hIL-2 vector to express endogenous interleukin-2, and that is owned and controlled by CONKWEST as of the Effective Date. For clarity, CONKWEST MI Cell Line does not include any modifications, derivatives, or improvements thereof made by or under the authority of CONKWEST or any Third Parties after the Effective Date.

“CONKWEST Patents” means the patents and patent applications owned and controlled by CONKWEST that are listed on Schedule A hereto, which may be updated from time to time, and any provisional patent applications, non-provisional applications, divisionals, continuations, continuation-in-part applications, continued prosecution, patents granted on such applications, revalidations, reissues, renewals, substitutions, supplementary protection certificates and the like, and patents of addition, reexaminations, extensions; and all foreign counterparts thereof.

“CONKWEST Report” has the meaning ascribed to it in Section 2.

“CONKWEST WT Cell Line” means the proprietary natural killer cell line known as the NK-92 wild type cell line, and that is owned and controlled by CONKWEST as of the Effective Date. For clarity, the CONKWEST WT Cell Line does not include the CD16 expressing NK-92 cell line or any other modifications, derivatives, or improvements of the CONKWEST WT Cell Line made by or under the authority of CONKWEST or any Third Parties after the Effective Date.

“CONKWEST WT Master Cell Bank” means the GMP-certified CONKWEST WT Cell Line. CONKWEST Master Cell Bank does not include any modifications, derivatives, or improvements to the CONKWEST WT Cell Line made by or under the authority of CONKWEST or any Third Parties after the Effective Date.

“CONKWEST WT Working Cell Bank” means the GLP and cGMP unmodified CONKWEST WT Cell Line. CONKWEST WT Working Cell Bank does not include any modifications, derivatives, or improvements to the CONKWEST WT Cell Line made by or under the authority of CONKWEST or any Third Parties after the Effective Date.

“Domain Name” has the meaning ascribed to it in Section 2.

“Excluded Claim” has the meaning ascribed to it in Section 24.

“FCCC Rights” has the meaning ascribed to it in Section 2. For clarity, any patents included in the FCCC Rights controlled by CONKWEST are listed on Schedule D hereto, which may be updated from time to time, and any provisional patent applications, non-provisional applications, divisionals, continuations, continuation-in-part applications, continued prosecution, patents granted on such applications, revalidations, reissues, renewals, substitutions, supplementary protection certificates and the like, and patents of addition, reexaminations, extensions; and all foreign counterparts thereof.

“Field” has the meaning ascribed to it in the Preamble.

“Force Majeure” means in relation to either Party, any event or circumstance (other than lack of funds) which is beyond the reasonable control of that Party which event or circumstance that Party could not reasonably be expected to have taken into account at the date of this Agreement and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including, but not limited to, act of God, lightning, fire, storm, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lockout or other industrial or student disturbance, act of the public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining in any way materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice), or legal requirement governing either Party or acts, omissions or delays in acting by any governmental authority.

“Gross Revenue” means gross receipts actually received by CONEKSIS or its sublicensees from the Sale of a Commercial Product, Licensed Product, or Licensed Service, as the case may be.

“IND” shall mean an Investigational New Drug Application, as defined in the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or similar applications (i.e., a filing that must be made prior to commencing clinical testing of a pharmaceutical product in human subjects) filed with an appropriate regulatory authority in any other jurisdiction.

“Indemnitees” means agents, directors, officers and employees of a Party entitled to indemnification hereunder and their respective successors, assigns, administrators, executors and/or heirs.

“Indemnitor” has the meaning ascribed to it in Section 9.

“Innocent Party” has the meaning ascribed to it in Section 12.

“Licensed Product” or “Licensed Service” means a product or service, as the case may be, which (i) utilizes, utilized, or otherwise relies upon or relied upon, any or all of the CONKWEST Cell Lines and/or the CONKWEST Cell Banks or (ii) would, but for the licenses granted pursuant to Section 2(a)(ii) or Section 2(c) hereto, infringe a Valid Claim.

“Non-Performing Party” has the meaning ascribed to it in Section 12.

“Party” or “Parties” means CONKWEST, CONEKSIS, or both, depending on the context.

“Person” or “person” means any corporation, partnership, limited liability company, joint venture, other entity, or natural person.

“Progeny” means unmodified descendants from the Biological Material, such as virus from virus, cell from cell or organism from organism.

“Quality Standards” means the quality levels which CONKWEST maintains in connection with the CONKWEST Marks.

“Regulatory Approval” means, with respect to a state, nation or multinational jurisdiction, (i) any approvals, licenses, registrations or authorizations necessary for the manufacture (where relevant), marketing and sale of a Licensed Product or Licensed Service in such state, nation or jurisdiction, and (ii) where relevant, pricing approvals necessary to obtain reimbursement from a Government Authority.

“Results” has the meaning ascribed to it in Section 6.

“Royalty” has the meaning ascribed to it in Section 5.

“Sale” means any transaction that transfers to an arm’s-length Third Party purchaser, for value, title and right of physical possession to a Commercial Product, a Licensed Product, or a Licensed Service. Correspondingly, “Sell” means to make or cause to be made a Sale and “Sold” to have made or caused to be made a Sale.

“Sublicensing Revenue” means any amounts received by CONEKSIS from a non-Affiliated Third Party in consideration for the grant by CONEKSIS to such Third Party of (i) a sublicense under the CONKWEST Existing Rights and/or, if permitted, the FCCC Rights or (ii) the right to develop and/or commercialize any Licensed Product(s), Licensed Service(s) and/or Commercial Product(s) (including but not limited to, the grant to veterinary specialty practices of exclusive rights to Sell Licensed Product(s), Licensed Services and/or Commercial Product(s), as applicable, in particular geographic areas), including but not limited to any upfront payments, annual fees or maintenance payments, milestone payments or the like, but excluding: (a) amounts paid by such a Third Party as bona fide reimbursement for research, development and/or other costs that CONEKSIS is obligated to incur in the performance of activities in accordance with such agreement, (b) bona fide loans, (c) amounts paid for supplies of product or other tangible materials; and (d) royalties paid based on sales of Licensed Products, Licensed Services and/or Commercial Products; provided that CONEKSIS pays to CONKWEST any Royalties due to CONKWEST with respect thereto under Section 5(a)(i) or (5(a)(ii) below, as applicable.

“Tax” means all charges, duties, fees, levies or other assessments imposed by any tax authority, including but not limited to income, excise, property, sales, use, value added, profit, license, payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, and includes any interest, penalties and additions on these payments.

“Term” has the meaning ascribed to it in Section 11.

“Third Party” means any Person other than CONKWEST or CONEKSIS.

“Transfer” has the meaning ascribed to it in Section 2.

“Valid Claim” means a bona fide claim of any issued or pending CONKWEST Patent or patent rights included in the FCCC Rights whose enforceability has not been affected by one or more of any of the following: (i) irretrievable lapse, expiration, revocation, cancellation or abandonment, and/or (ii) holding of unenforceability or invalidity by a decision of a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and/or (iii) disclaimer or admission of invalidity or unenforceability through reissue or re-examination or opposition, nullity action or invalidation suit response or otherwise.

“ZelleRx-FCCC License” has the meaning ascribed to it in Section 2.

2. Grant of Rights.

(a) Licenses to CONKWEST Rights. Subject to the terms and conditions of this Agreement, CONKWEST hereby grants to CONEKSIS, the following rights and licenses for use solely in the Field:

(i) a perpetual, worldwide, exclusive license, with the limited right to sublicense, under the following CONKWEST Existing Rights: (x) the CONKWEST Know-How, (y) the CONKWEST Cell Lines, and (z) the CONKWEST Cell Banks;

(ii) a worldwide, exclusive license, with the limited right to sublicense, for the Term, under the CONKWEST Patents existing as of the Effective Date; and

(iii) a perpetual, worldwide, exclusive, license, without right to sublicense, under the CONKWEST Marks; provided, however that the license to the CONKWEST Marks is solely for the purpose of promoting, advertising, or marketing CONEKSIS products and/or CONEKSIS services, including but not limited to the Licensed Products, Licensed Services, and Commercial Products, at the Quality Standards specified in Section 6 hereto; and further provided, however, that any and all use of the CONKWEST Marks in connection with the CONEKSIS products and/or services shall inure to the benefit of CONKWEST.

The licenses granted in this Section 2(a) expressly exclude the right to reproduce, modify, publicly perform, publicly display, create derivative works of, or otherwise create derivatives of or improvements to any of the CONKWEST Rights; provided, however, that, subject to the conditions set forth in the following subsections (I) to (III) and to Sections 2(b) and 3 hereto, CONEKSIS has the limited right to modify or otherwise create derivatives of or improvements to the Biological Material and/or the CONKWEST Know-How (the “CONEKSIS Modifications”):

(I) if a given CONEKSIS Modification may only be capable of use within the Field (i.e., is not relevant to human or non-human therapeutics) and CONEKSIS is making such CONEKSIS Modification internally, without any collaboration or assistance of any sort from a Third Party, then such CONEKSIS Modification may be made without CONKWEST’s prior written approval;

(II) if a given CONEKSIS Modification will or may be capable of use outside the Field in connection with human or non-human therapeutics, then such CONEKSIS Modification may be made only upon CONKWEST’s prior written approval, which approval shall not be unreasonably withheld; and

(III) if CONEKSIS proposes to make any CONEKSIS Modification in collaboration, assisted by or otherwise with a Third Party, regardless of whether such CONEKSIS Modification is capable of use outside the Field, whether in connection with human or non-human therapeutics or not, then such CONEKSIS Modification may be made only upon CONKWEST’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any CONEKSIS Modification made in collaboration, assisted by or otherwise with a Third Party, as well as all CONEKSIS Intellectual Property pertaining any such CONEKSIS Modification, shall be at least jointly owned by CONEKSIS and CONEKSIS shall have the right to (and to authorize others, including CONKWEST and its Affiliates (other than CONEKSIS) to) use, practice, license, assign and/or otherwise exploit such CONEKSIS Modification(s) and/or CONEKSIS Intellectual Property for any purpose without restriction and without the approval of or accounting to any such Third Party.

The licenses granted to CONEKSIS by CONKWEST in this Section 2(a), together with the license granted to CONEKSIS by CONKWEST in Section 2(b) and the sublicense granted to CONEKSIS by CONKWEST in Section 2(c), are collectively referred to as the “Licenses.”

(b) License to CONEKSIS Modifications. Subject to the terms and conditions of this Agreement, and subject to Section 3 hereto, CONKWEST hereby grants to CONEKSIS a perpetual, worldwide, exclusive license solely for use in the Field, with the limited right to sublicense, under the CONEKSIS Rights. Notwithstanding the license granted in Section 2(a)(i) hereto, CONKWEST hereby grants to CONEKSIS a perpetual, worldwide, limited exclusive license solely for use in the Field, with the limited right to sublicense, under the CONKWEST Cell Lines and the CONKWEST Know-How existing as of the Effective Date, solely for use in conjunction with the CONEKSIS Modifications.

(c) Sublicense to FCCC Rights.

(i) The Parties acknowledge that as of the Effective Date of this Agreement, CONKWEST and its Affiliates are the exclusive licensees of certain intellectual property rights owned by Fox Chase Cancer Center (the “FCCC Rights”) pursuant to a certain exclusive license between ZelleRx Corporation (CONKWEST’s predecessor in interest) and Fox Chase Cancer Center dated July 10, 2004 and amended on April 10, 2008 (the “ZelleRx-FCCC License”). The Parties also acknowledge and agree that as of the Effective Date of this Agreement, CONEKSIS is an affiliate (as that term is defined in the ZelleRx-FCCC License) of CONKWEST and therefore also is an exclusive licensee of the FCCC Rights; provided that CONEKSIS covenants and agrees only to exercise its license under the FCCC Rights for uses within the Field.

(ii) In addition, CONKWEST hereby grants to CONEKSIS, subject to the terms and conditions of this Agreement, an exclusive sublicense, under the FCCC Rights, with a limited right to sublicense only to Affiliates of CONEKSIS or for the sole purpose of having licensed products (as that term is defined in ZelleRx-FCCC License) made for CONEKSIS, in each case, during the term of this Agreement and solely for use in the Field; provided that CONEKSIS shall not exercise the sublicense granted to it under this Section 2(c)(ii) unless and until CONEKSIS ceases to be an affiliate (as that term is defined in the ZelleRx-FCCC License) of CONKWEST.

(iii) Notwithstanding any other provision of this Section 2(c), in the event that the ZelleRx-FCCC License terminates, such sublicense to the FCCC Rights shall automatically terminate effective ninety (90) days following termination thereof without the necessity of notice from FCCC regarding such termination, in which case the Parties acknowledge that, in accordance with Section 2E of the ZelleRx-FCCC License, FCCC is obligated to negotiate in good faith for a period of ninety (90) days from such termination date to grant a license to CONEKSIS under the FCCC Rights. In addition, CONEKSIS acknowledges and agrees that CONEKSIS’ exercise of the license under the FCCC Rights as an affiliate of CONKWEST (as described in Section 2(c)(i) above) or as a sublicensee of CONKWEST (as described in Section 2(c)(ii) above) shall, in all cases, be subject to the terms of the ZelleRx-FCCC License (as such agreement may be amended from time to time after the Effective Date) and CONEKSIS agrees to comply, and shall comply, in the exercise of its (sub)license under the FCCC Rights with all terms and conditions of the ZelleRx-FCCC License applicable to an affiliate or sublicensee of CONKWEST, as the case may be, as if such terms of the ZelleRx-FCCC License were incorporated herein by reference, including without limitation, the following provisions of the ZelleRx-FCCC License: Sections 2D, 2E, 3F, 6B, 6C, 7B, 10A and 10G.

(d) Option to the CONEKSIS Mark. Subject to the terms and conditions of this Agreement, CONKWEST hereby grants to CONEKSIS, during the term of this Agreement, a first option to acquire the CONEKSIS Mark, including applications and registrations therefor in the US and abroad, together with the goodwill of the business symbolized by the CONEKSIS Mark (the “CONEKSIS Option”), the terms of such acquisition to be reasonably negotiated by the Parties within a reasonable time of CONEKSIS exercising such CONEKSIS Option.

(e) Transfer of Domain Name. CONKWEST hereby transfers (the “Transfer”) to CONEKSIS all of its rights, title, and interest in and to the domain name “www.coneksis.com” (the “Domain Name”) and shall, within thirty (30) days of the Effective Date of this Agreement, effectuate such transfer with the registrar of the Domain Name.

(f) Sublicense Rights. For purposes of clarity, CONEKSIS is entitled to sublicense the rights granted in Sections 2(a)(i), 2(a)(ii), 2(b), and 2(c) hereto (including the right to distribute the Biological Material) only for use in the Field and to the extent necessary to develop and/or commercialize Commercial Product(s), Licensed Product(s) and/or Licensed Services, as

the case may be; provided, however, that (i) such sublicensee(s) shall not be authorized to grant any further sublicense; (ii) any sublicenses granted by CONEKSIS under the FCCC Rights shall be in accordance with Section 2(c) above and the ZelleRx-FCCC License; and (iii) to the extent any such sublicenses may involve the creation of any CONEKSIS Modification, CONKWEST’s prior written approval thereto must be obtained in accordance with Section 2(a) above. Any sublicenses granted by CONEKSIS under the terms of this Agreement shall be subject to terms and conditions that are at least as restrictive as those set forth in this Agreement. CONEKSIS shall notify CONKWEST of any sublicense granted by CONEKSIS relating to this Agreement with thirty (30) days thereafter and upon CONKWEST’s request shall provide to CONKWEST a copy of any such sublicense agreement, which copy may be redacted to remove any terms not reasonably required for the purposes of determining compliance with the terms of this Agreement. For clarity, CONEKSIS does not have the right to sublicense the rights granted in Section 2(a)(iii) hereto.

(g) Licensee and Sublicensee Compliance. CONEKSIS will, and will undertake that its Affiliates and sublicensees will, comply with all laws, rules, regulations and guidelines which apply to the use of the Biological Material, the CONKWEST Know-How, and the CONKWEST Patents, including without limitation, those promulgated by the U.S. Food and Drug Administration (or the foreign local equivalent), and those relating to the export and import of the Biological Material and the CONKWEST Know-How.

(h) Transfer of Biological Material and Know-How. CONKWEST shall provide the Biological Material to CONEKSIS, without charge for handling and delivery therefore, on a date mutually agreeable to both Parties and pursuant to reasonable delivery instructions provided by CONEKSIS to CONKWEST in advance. CONKWEST shall also provide CONEKSIS a report (the “CONKWEST Report”) containing CONKWEST Know-How, including instructions on how to work with the Biological Material, no later than the time of the provision of the Biological Material. The CONKWEST Report shall be regarded at all times as CONKWEST Confidential Information.

(i) Sharing of CONKWEST IND(s). CONKWEST shall permit CONEKSIS to access, and shall provide CONEKSIS sufficient rights to reference and use in association with

CONEKSIS exercising its rights and performing its obligations under this Agreement, the CONKWEST IND(s) and regulatory communications associated with any submissions of such CONKWEST IND(s). For the avoidance of doubt, CONEKSIS shall exercise such rights of reference and use provided by CONKWEST to CONEKSIS under this Section 2(i) solely with respect to Licensed Products, Licensed Services and/or Commerical Products within the Field.

3. Ownership; Prosecution/Maintenance; Reservation of Rights; No Additional Rights.

(a) Ownership of CONKWEST Existing Rights. CONEKSIS acknowledges that subject to the licenses or sublicenses, as the case may be, granted to CONEKSIS by CONKWEST in Sections 2(a) and 2(c) hereunder, all right, title and interest in and to the CONKWEST Existing Rights is and shall remain the sole property of CONKWEST. CONEKSIS further acknowledges and agrees that, except as expressly permitted in Section 2(a) hereto, it shall not modify or improve the CONKWEST Existing Rights without the prior written consent of CONKWEST, nor use the CONKWEST Existing Rights for any purpose outside of the Field.

(b) Ownership of CONEKSIS Modifications. CONEKSIS and CONKWEST agree that ownership and inventorship with respect to any Intellectual Property developed hereunder shall be determined according to US laws; provided, however, that subject to the license granted to CONEKSIS by CONKWEST under Section 2(b) hereto, all right, title, and interest in and to the CONEKSIS Modifications is and shall remain the sole property of CONKWEST and, to the extent such CONEKSIS Modifications are identified, discovered, invented, acquired, and/or developed by CONEKSIS (by itself or in collaboration with Third Party(ies)), CONEKSIS hereby assigns, and/or shall cause to be assigned, to CONKWEST all of its right, title, and interest in and to such CONEKSIS Modifications.

(c) Prosecution/Maintenance. The Parties shall reasonably cooperate with each other in preparing and filing all appropriate documentation in connection with any patent applications or patents under this Section 3(c). Subject to the terms and conditions of any agreement(s) with a Third Party regarding the CONEKSIS Modifications:

(i) CONKWEST shall consult with CONEKSIS to determine in which countries any patent applications related to any CONEKSIS Modifications shall be filed, prosecuted, and maintained, including corresponding PCT applications and national phase entry applications, and any and all patent applications, prosecution, issue and maintenance fees related to any divisional, substitute, reissue, continuation, or extension patents that are based thereon;

(ii) Unless otherwise agreed in writing, CONKWEST shall pay for any and all fees and costs resulting from drafting, filing, prosecuting, or maintaining such patents or patent applications related to such CONEKSIS Modifications and shall keep CONEKSIS reasonably informed on the status of such patents and patent applications; and

(iii) In the event that CONKWEST decides not to file a patent or patent application described under Section 3(c)(i) hereto, or decides not to prosecute or maintain any such patent application or patent under Section 3(c)(ii) hereto, then CONEKSIS shall have the right, but not the obligation, to file, prosecute, or maintain such patent application or patent, in which case CONEKSIS shall bear all costs and expenses related thereto, beginning on the date that CONEKSIS exercises such right and CONEKSIS shall keep CONKWEST reasonably informed on the status of any such patents and/or patent applications.

(iv) Each Party shall cooperate with the other Party in connection with activities relating to the preparation, filing, prosecution and maintenance of patents and patent applications relating to the CONEKSIS Modifications undertaken by the other Party pursuant to this Section 3(c), including: (A) making available to such other Party in a timely manner any documents or information reasonably necessary or appropriate to facilitate such other Party’s filing, prosecution and maintenance of any such patent or patent application; and (ii) if and as appropriate, signing (or causing to have signed) all documents relating to the filing, prosecution and maintenance of any such patent or patent application by such other Party. Each Party shall also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 3(c).

(d) Ownership of Results. Notwithstanding Sections 3(a) and 3(b) hereto, all right, title, and interest in and to any results and data arising in any part of the world developed by or under the authority of CONEKSIS (by itself or in collaboration with or with the assistance of any Third Party) as a result of its use of any or all of the CONKWEST Existing Rights or the CONEKSIS Modifications (collectively, “Results”) shall, as between the Parties, be the exclusive property of CONEKSIS and, subject to Section 3(e) hereto, CONKWEST shall have no rights therein. CONEKSIS shall have the unrestricted right to publish or otherwise disclose Results obtained by the practice of the rights granted under this Agreement provided such disclosure does not include any CONKWEST Confidential Information. The name of CONKWEST shall be given proper recognition in such publication(s) as scientifically appropriate.

(e) License to Results. Notwithstanding Section 3(d), CONEKSIS shall provide CONKWEST with a copy of any new Results generated by or under the authority of CONEKSIS on a reasonably regular basis during the TERM (but in no event less than once every six (6) months or as otherwise reasonably requested by CONKWEST). CONEKSIS hereby grants CONKWEST a non-exclusive, perpetual, irrevocable, royalty-free, license to use the Results solely for CONKWEST’s internal research purposes and outside the Field. Notwithstanding the foregoing, it is understood that the license granted by CONEKSIS to CONKWEST in this Section 3(e) shall include the right for CONKWEST to authorize a third party conducting research and/or other activities for or on behalf of CONKWEST outside the Field to use any Results in the performance of such activities . For clarity, such Results shall be considered to be CONEKSIS’ proprietary and Confidential Information. Except as specified in this Section 3(e), CONKWEST is expressly prohibited from disclosing such Results to Third Parties and, to the extent such Results are provided in tangible form, CONKWEST shall not create derivative works thereof or, except for its own internal research purposes, reproduce, display, distribute, or perform such Results.

(f) Reservation of Rights; No Additional Rights. All rights not specifically granted to CONEKSIS herein are expressly reserved by CONKWEST. For the avoidance of doubt, except as expressly set forth in Section 2(a) hereto, CONEKSIS is expressly prohibited from reproducing, modifying, publicly performing, publicly displaying, creating derivative works of, or otherwise creating derivatives of or improvements to any of the CONKWEST Existing Rights or the Biological Material and from Selling, transferring, assigning, or otherwise providing any Third Party access to the CONKWEST Existing Rights or the Biological Material. Nothing contained herein shall be construed to confer any rights upon either Party by implication, estoppel, or otherwise as to any technology or patent rights of the other Party other than those which are expressly set forth herein.

4. Manufacture of Licensed Products. CONKWEST shall have the first right, but not the obligation, to manufacture Licensed Products and/or Commercial Products for CONEKSIS, whereby, for each order of Licensed Products, CONKWEST shall notify CONEKSIS in writing within thirty (30) days of CONKWEST’s receipt of an order of its decision to manufacture such Licensed Products or not; provided, however, that CONEKSIS may engage a Third Party to manufacture Licensed Products in the event that CONKWEST is unable or unwilling to manufacture and deliver such Licensed Products in the timeframe and/or quantity required by CONEKSIS and at a price agreeable to the Parties, such pricing to be reasonably negotiated.

5. Consideration; Payment.

(a) Royalty Payments. In consideration of the Licenses granted in Section 2 hereto, CONEKSIS agrees to pay CONKWEST during the TERM:

(i)	a “Royalty” or “Royalties” for the Licensed Products and/or Licensed Services Sold, distributed, or otherwise transferred by CONEKSIS and/or its sublicensees, in the amount of three percent (3%) of the Gross Revenue actually received by CONEKSIS and/or its sublicensees therefor;

(ii)	a “Royalty” or “Royalties” for the Sale of Commercial Products by CONEKSIS and/or its sublicensees in the amount of three percent (3%) of the Gross Revenue actually received by CONEKSIS and/or its sublicensees therefor; and/or

(iii)	CONEKSIS shall pay CONKWEST five percent (5%) of any Sublicensing Revenue actually received by CONEKSIS.

(iv)	All amounts necessary to reimburse CONKWEST for amounts payable by CONKWEST under the ZelleRx-FCCC License as a result of or arising from CONEKSIS’ exercise of the rights granted to it under the FCCC Rights pursuant to this Agreement.

CONEKSIS (itself or by or through its permitted sublicensees and/or other contractors) shall take all commercially reasonable steps to develop, commercialize, and promote the sales of Licensed Products, Licensed Services and/or Commercial Products. CONEKSIS will have no obligation to pay CONKWEST a “Minimum Annual Royalty” on any Commercial Products, Licensed Products or Licensed Services.

All Royalties and other amounts due pursuant to this Section 5(b) for a particular calendar quarter shall be due and payable by CONEKSIS to CONKWEST in U.S. dollars within thirty (30) days following the end of such calendar quarter. With each payment, CONEKSIS shall provide a written statement setting forth the total Gross Revenue and Sublicensing Revenues for the applicable calendar quarter and such other information as CONKWEST may reasonably request in order to verify the calculation of payments made by CONEKSIS to CONKWEST under this Agreement or to satisfy CONKWEST’s reporting obligations under the ZelleRx-FCCC License.

(c) Method of Payment. All payments to CONKWEST hereunder shall be made payable to CONKWEST and sent to the address identified in Section 13 or remitted to CONKWEST’s account at a bank in the United States to be designated by CONKWEST in writing and sent to CONEKSIS in advance of such payment.

(d) Third-Party Payments. Subject to Section 5(a)(iv) above, CONKWEST is responsible for all payments, if any, to Third Parties that are owed pursuant to any agreement executed by CONKWEST prior to the Effective Date as a result of CONEKSIS exercising the Licenses granted by CONKWEST to CONEKSIS herein in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, CONEKSIS is responsible for obtaining, at its expense, any Third Party intellectual property required to utilize, practice or otherwise perform under the Licenses granted herein, including the development and commercialization of its products, including the Commercial Products, Licensed Products and/or Licensed Services.

(e) Payments in U.S. Dollars. All payments due hereunder are payable in United States dollars.

(f) Taxes:

(i) All payments due hereunder are inclusive of all applicable Taxes subject however to Section 3(f)(ii) below. If any such Taxes are chargeable in respect of any payments, CONEKSIS shall pay such Taxes at the applicable rate in respect of any such payments following the receipt, where applicable, of a Taxes invoice in the appropriate form issued by CONKWEST in respect of those payments. The applicable Taxes shall be payable on the due date of the payment to which such Taxes relate.

(ii) CONEKSIS may deduct withholding Taxes from the payment it owes CONKWEST under this Agreement. CONEKSIS will, on behalf of CONKWEST, pay the withheld Tax to the appropriate authority and provide CONKWEST with proof of payment and evidence of the tax obligation. CONEKSIS will at CONKWEST’s request and expense provide CONKWEST reasonable assistance in recovering these withholding Taxes.

(g) Maintenance of Records. CONEKSIS shall keep accurate records of all of its operations and of reports of operations by its sublicensees within the scope of this Agreement. CONKWEST, at its sole expense, shall have the right to have a Certified Public Accountant of its choice inspect such records at CONEKSIS’ office for two years after the calendar year to which they pertain at reasonable times upon two (2) weeks prior written notice by CONKWEST. In addition, and without limiting the foregoing, CONEKSIS shall comply with the record keeping and auditing requirements of the ZelleRx-FCCC License, as communicated by CONKWEST to CONEKSIS reasonably in advance.

6. Quality Standards.

(a) In order to carry out the rights granted in Section 2(a)(iii) hereto, CONEKSIS is authorized to use the CONKWEST Marks in such style, appearance and manner as CONKWEST shall, in its sole discretion, specify or approve in writing and solely on or in association with products and/or services in the Field and in strict accordance with all of the applicable Quality Standards. CONEKSIS may not manufacture, sell, promote, or distribute any product or service to be used in association with the CONKWEST Marks, including but not limited to the Licensed Products and Licensed Services, until it has obtained the requisite written approvals from CONKWEST. It is within CONKWEST’s sole reasonable discretion to grant or withhold any approval. CONEKSIS further understands that it is an essential condition of the validity of this Agreement, of the validity of the CONKWEST Marks licensed herein, and for the protection of the high reputation enjoyed by CONKWEST, that the products and services produced in association with any of the CONKWEST Marks be of high and consistent quality subject to the on-going approval and continuing supervision and control of CONKWEST.

(b) CONEKSIS is expressly prohibited from modifying the CONKWEST Marks unless expressly agreed to and such modifications are expressly approved in writing by CONKWEST.

(c) CONEKSIS will not use the CONKWEST Marks in conjunction or association with any other trademark, trade name, or logo, or place the CONKWEST Marks in close proximity to any other name, mark or logo without the express prior written approval of CONKWEST.

(d) CONEKSIS will comply as soon as reasonably practicable (but in any event within twenty days) with all reasonable instructions furnished by CONKWEST from time-to-time with respect to the style, appearance and manner of use of the CONKWEST Marks on or in connection with the products and/or services, including instructions to revise the style, appearance or manner of use as CONKWEST may specify from time to time.

(e) Whenever the CONKWEST Marks are used on or in connection with the products and/or services, CONEKSIS shall use the trademark symbol “™”, the service mark symbol “SM”, or the registration symbol “®”, as appropriate.

7. Infringement by Third Parties.

(a) Notice. If any of the CONKWEST Existing Rights or the CONEKSIS Modifications are infringed and/or misappropriated by a Third Party, the Party first having knowledge of such infringement and/or misappropriation shall promptly notify the other Party in writing. The notice shall set forth the facts of such infringement and/or misappropriation in reasonable detail.

(b) Infringement Actions; CONKWEST Rights/CONEKSIS Modifications. CONKWEST shall have the sole and exclusive right, but not the obligation, to institute, litigate and control any claim, action or proceeding with respect to any infringement and/or misappropriation by a Third Party (an “Infringement Action”) of any of the CONKWEST Existing Rights or the CONEKSIS Modifications, by counsel of its own choice, in which case CONEKSIS shall reasonably cooperate with CONKWEST at CONKWEST’s request and expense in the litigation of such Infringement Action; provided, however, that CONEKSIS shall not be obligated to join in any such Infringement Action related to the CONKWEST Existing Rights or the CONEKSIS Modifications (subject to ownership of the CONEKSIS Modifications) except to the extent necessary for standing purposes. CONKWEST shall be entitled to make all decisions with respect to control of litigation, settlement, consent judgment or other voluntary final disposition of an Infringement Action regarding the CONKWEST Existing Rights and/or the CONEKSIS Modifications; provided that CONKWEST shall have no right or authority to bind CONEKSIS with respect to any such matters without CONEKSIS’ express prior written consent; and provided, however, that CONKWEST’s rights and obligations under this Section 7(b) with respect to the CONEKSIS Modifications are subject to the terms and conditions of any agreement(s) with a Third Party with whom CONEKSIS collaborated to identify, discover, invent, acquire, and/or develop such CONEKSIS Modifications.

8. Representations and Warranties.

(a) Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(i) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated;

(ii) it has the corporate power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a Third Party and to perform its obligations hereunder;

(iii) it has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of each Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms;

(iv) all necessary consents, approvals and authorizations of all applicable competent authorities and other persons required to be obtained by such Party in order to execute this Agreement on behalf of such Party have been obtained; and

(v) the execution and delivery of this Agreement and the performance of such Party’s obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

(b) CONKWEST hereby represents and warrants to CONEKSIS that as of the Effective Date:

(i) CONKWEST owns and controls within the Field the CONKWEST Existing Rights, and has obtained all necessary assignments, licenses, and other rights in and to the CONKWEST Existing Rights necessary to provide to CONEKSIS the Biological Material and CONKWEST Know-How and grant the Licenses as described herein;

(ii) CONKWEST has the sole and exclusive right to grant to CONEKSIS the Licenses, Option, and Transfer set out in this Agreement; and

(iii) CONKWEST has not previously entered into any agreement, whether written or oral, with respect to the CONKWEST Existing Rights which conflicts with the rights granted to CONEKSIS hereunder and will not enter into any such agreement during the Term of this Agreement.

(c) CONEKSIS hereby represents and warrants to CONKWEST that:

(i) CONEKSIS will not attend any meetings with regulatory agencies that relate to the CONKWEST Existing Rights unless it is accompanied by a representative of CONKWEST or CONKWEST agrees in writing that CONEKSIS may attend such meetings in the absence of CONKWEST;

(ii) CONEKSIS shall not, and shall not collude with, authorize or assist any Third Party to, use any of the CONKWEST Existing Rights or any of the CONEKSIS Modifications outside of the Field;

(iii) CONEKSIS shall not, and shall not collude with, authorize or assist any Third Party to, take any action to intentionally compete, directly or indirectly, with CONKWEST outside of the Field; and

(iv) CONEKSIS shall not, and shall not collude with, authorize or assist any Third Party to, distort, misuse, diminish, infringe, dilute, contest or challenge CONKWEST’s rights in and to, ownership of, and registrations or applications for registration of, CONKWEST’s Existing Rights or the CONEKSIS Modifications.

9. Indemnification.

(a) CONKWEST shall indemnify, defend and hold harmless CONEKSIS and its Indemnitees from and against any and all claims, losses, demands, liabilities, judgments, actions, causes of action, costs and expenses, of any type or kind (including reasonable attorneys’ fees) (collectively “Claims”) brought by a Third Party, if the Claims:

(i) result from a breach of CONKWEST’s representations and warranties under Section 8 hereinabove;

(ii) result from a material breach by CONKWEST of the terms of this Agreement; or

(iii) result from a claim that the CONKWEST Existing Rights infringe the intellectual property of a Third Party;

provided, however, that CONKWEST shall not be obligated to indemnify CONEKSIS and its Indemnitees under this Section 9(a) to the extent the Claims are a result of negligence or willful misconduct of CONEKSIS or its Indemnitees or a matter with respect to which CONEKSIS is obligated to indemnify CONKWEST pursuant to Section 9(b) below, and provided further, that CONKWEST’s liability to indemnify CONEKSIS or its indemnities under this Section 9(a) shall not exceed the amounts paid by CONEKSIS to CONKWEST hereunder.

(b) CONEKSIS shall indemnify, defend and hold harmless CONKWEST and its Indemnitees from and against any and all Claims brought by a Third Party, if the Claims:

(i) result from a breach of CONEKSIS’ representations and warranties under Section 8 hereinabove;

(ii) result from the material breach by CONEKSIS of the terms of this Agreement or any terms of the ZelleRx-FCCC License applicable to CONEKSIS in its capacity as an affiliate (as defined in the ZelleRx-FCCC License) of CONKWEST or CONKWEST’s sublicensee;

(iii) result from the development, commercialization, Sale, distribution or use of a Licensed Product, Licensed Service, and/or Commercial Product by or under the authority of CONEKSIS or its sublicensees;

(iv) result from any use of the Biological Material or CONKWEST Know-How by CONEKSIS or its sublicensees (other than claims that the CONKWEST Cell Lines infringe the intellectual property rights of a Third Party); or

(v) result from a claim that the CONEKSIS Modifications infringe the intellectual property of a Third Party;

provided, however, that CONEKSIS shall not be obligated to indemnify CONKWEST and its Indemnities under this Section 9(b) to the extent the Claims are a result of negligence or willful misconduct of CONKWEST or its Indemnitees or a matter in respect of which CONKWEST is obligated to indemnify CONEKSIS pursuant to Section 9(a) above.

(c) In order to maintain the right to be covered under Section 9(a) or (b), the Indemnitee must: (i) promptly notify the indemnifying Party (“Indemnitor”) in writing after learning of any Claims; (ii) allow the Indemnitor to manage and control (by way of intervention or otherwise) the defense and settlement of any such Claims against the Indemnitees; (iii) cooperate with the Indemnitor in the defense or the settlement negotiation of Claims reasonably required by the Indemnitor; and (iv) abstain from making any statements or taking any actions which damage the defense against any Claims (including, without limitation, any statements against the interest of the Indemnitees or admissions of causation or guilt). The Indemnitor shall not agree to any settlement that adversely affects the Indemnitees’ rights or interests without the Indemnitees’ prior written approval (which approval shall not be unreasonably withheld). The Indemnitor will not be responsible for any costs or expenses (including attorney fees) incurred or made by the Indemnitees without Indemnitor’s prior written consent, and then only to the extent they are reasonable. The Indemnitees may retain its or their own legal counsel to monitor an indemnification event, but the Indemnitees shall be responsible for its own costs and expenses with respect thereto, subject to the preceding sentence.

(d) Disclaimer of Warranties. EXCEPT AS SPECIFICALLY STATED IN SECTION 8 ABOVE, CONKWEST MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. WARRANTIES DISCLAIMED INCLUDE, BUT ARE NOT LIMITED TO, ANY EXPRESS OR IMPLIED WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE.

(e) Limitations of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY LOST REVENUES, LOST PROFITS, OR OTHER INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS PERFORMANCE OR BREACH, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING LIMITATION

OF LIABILITY SHALL NOT APPLY TO LIMIT A PARTY’S DAMAGES IN THE EVENT OF (A) THE OTHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 10 BELOW, (B) THE USE BY OR UNDER THE AUTHORITY OF CONEKSIS OF ANY OF THE CONKWEST EXISTING RIGHTS OR CONEKSIS MODIFICATIONS OUTSIDE IN THE FIELD IN BREACH OF THIS AGREEMENT OR (C) ANY BREACH BY CONEKSIS OF SECTION 2(c) ABOVE. FOR THE AVOIDANCE OF DOUBT, DIRECT FINANCIAL OR OTHER LOSSES, INCLUDING LOSSES RESULTING FROM CONEKSIS’ BREACH OF THE SCOPE OF THE LICENSES, ARE EXCLUDED FROM THIS PROVISION.

(f) The provisions of this Section shall survive termination.

10. Confidentiality.

(a) Each Party, with respect to the other Party’s Confidential Information:

(i) may only use the Confidential Information for the purposes envisaged under this Agreement;

(ii) must ensure that only those of its officers, employees, sublicensees and Third Parties working with, for and/or on behalf of such Party who are directly concerned with carrying out the purposes envisaged under this Agreement have access to the Confidential Information on a strictly applied “need to know” basis, are informed of the secret and confidential nature of it, and have entered into written agreements, prior to such disclosure, obligating them to hold in confidence and not use any Confidential Information except as permitted by this Agreement;

(iii) must keep the Confidential Information secret and confidential and not disclose or permit to be disclosed, make available or permit to be made available the same to any Third Party for any reason without the prior written consent of the disclosing Party or except as set forth in this Agreement; and

(iv) must not copy, reproduce or otherwise replicate for any purpose or in any manner whatsoever any documents containing the Confidential Information except as necessary to exercise the rights granted it and/or in the performance of its obligations under this Agreement.

(b) The obligations of confidence referred to in Section 10(a) shall not extend to any Confidential Information which:

(i) is or becomes generally available to the public otherwise than by reason of breach by a recipient Party of the provisions of this Agreement;

(ii) is known to the recipient Party and is at its free disposal prior to its receipt from the disclosing Party provided that evidence of such knowledge is proven by competent written records;

(iii) is subsequently disclosed to the recipient Party without obligations of confidence by a Third Party owing no such obligations to the disclosing Party in respect of that Confidential Information;

(iv) is independently developed by a Party without reliance on the Confidential Information of the other Party, provided that evidence of such is proven by competent written records; or

(v) is required to be disclosed in order to comply with any law, regulation or valid court order (including, without limitation, as part of any regulatory submission or approval process) to the extent necessary for such compliance; provided, however, the Party seeking such disclosure shall provide prompt written notice of this requirement to the disclosing Party in order to provide the disclosing Party an opportunity to seek appropriate relief to prevent or limit such disclosure, provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to reasonable prior consultation with the disclosing Party with a view to agreeing to the timing and content of such disclosure, or other such equitable relief and shall reasonably cooperate with such other Party’s efforts to seek confidential treatment of any Confidential Information to be disclosed.

(c) All Confidential Information owned by and disclosed by the disclosing Party to the recipient Party shall remain the property of the disclosing Party. In the event that a court or competent authority assumes partial or complete control over the assets of a recipient Party based on the insolvency or bankruptcy of that Party, the recipient Party shall promptly notify such court or competent authority that (i) Confidential Information received from the disclosing Party under this Agreement remains the property of the disclosing Party; and (ii) of the confidential obligations under this Agreement; and to the extent permitted by law, take all steps reasonably necessary to maintain the confidentiality and security of the disclosing Party’s Confidential Information to ensure that the court or competent authority maintains that Confidential Information in confidence in accordance with this Agreement.

(d) The obligations of the Parties under Section 10 shall last until the Confidential Information is no longer secret and confidential through no breach of any provision of this Agreement.

(e) The requirement under Section 10(b)(v) to notify the disclosing Party when Confidential Information is required to be disclosed by law shall not apply when such disclosure is required as part of any regulatory submission or approval process.

(f) Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (i) to advisors (including financial advisors, attorneys and accountants), actual or potential sublicensees, acquisition partners or investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (ii) to the extent necessary to comply with applicable laws and court orders, including securities laws, regulations or guidances; provided that in the case of paragraph (ii) the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is reasonably necessary to comply with securities laws, regulations or guidances) allow the other Party a reasonable opportunity to oppose with the body initiating the process and, to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed.

11. Term; Termination.

(a) This Agreement shall come into force on the Effective Date and:

(i) with respect to the licenses granted in Sections 2(a)(i), 2(a)(iii), and 2(b) shall remain in full force and effect perpetually, unless terminated as herein provided;

(ii) with respect to the license granted in Section 2(a)(ii), shall remain in full force and effect, unless earlier terminated as herein provided, until the last-to-expire Valid Claim (the “Term”), at which time such license shall be fully paid up and perpetual, unless terminated as herein provided; and

(iii) with respect to the sublicense granted in Section 2(c) shall remain in full force and effect for as long as the ZelleRx-FCCC License remains in full force and effect.

(b) Termination for Insolvency.

(i) If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party, in each of the foregoing cases only if it is for dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, then this Agreement may be terminated by the other Party.

(ii) Notwithstanding Section 3(b), all rights and licenses granted under this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property licensed to it hereunder, and all embodiments of such intellectual property, but only as necessary for the purposes of exploitation of the licenses granted to the non-affected party under this Agreement and subject to payment of the applicable fees (if any) set forth in this Agreement through the effective date of any termination hereunder.

(c) Either Party has the right, upon sixty (60) days prior written notice to the other Party, to terminate this Agreement, including all licenses hereunder, if such other Party is in breach of its material obligations hereunder and has not cured such breach within sixty (60) days after receipt of written notice requesting cure of the breach. Notwithstanding the foregoing, if the Party alleged to be in breach disputes such any allegation of material breach in writing within the applicable sixty (60) day period, the affected Party shall not have the right to terminate this Agreement unless and until it is finally determined by arbitration conducted in accordance with Section 24 below that such material breach was committed by such Party, and such Party fails to cure such material breach within sixty (60) days after such determination.

(d) CONEKSIS has the right, upon sixty (60) days prior written notice to CONKWEST, to terminate this Agreement for any reason or no reason, including any or all Licenses granted by CONKWEST hereunder.

(e) CONKWEST shall have the right to terminate this Agreement upon notice to CONEKSIS in the event that CONEKSIS, or any of its sublicensees, or any Third Party assigned or designated by CONEKSIS, or any of its sublicensees, takes any action, directly or indirectly, or knowingly provides financial or other assistance, including legal or technical advice, directly or indirectly, to any Third Party to challenge to the validity, enforceability, scope, inventorship or ownership of any of the CONKWEST Patents or any patent rights included within the FCCC Rights in any court or tribunal or before the United States Patent and Trademark Office or any patent office in a jurisdiction outside of the United States, or in any arbitration proceeding, including in connection with an opposition proceeding or re-examination, and within thirty (30) days after written notice thereof by CONKWEST, CONEKSIS does not withdraw or cause to be withdrawn such action; provided, however, that CONKWEST shall not have such right to terminate this Agreement if such action is taken with respect to a CONKWEST Patent that has been asserted against CONEKSIS, or any of its sublicensees, in a legal, court, administrative or other governmental proceeding.

(f) In the event of termination of this Agreement by CONKWEST under subsections (c) or (e) above or by CONEKSIS under subsection (d) above, the Licenses granted hereunder shall terminate, CONEKSIS will destroy the Biological Material and the CONKWEST Cell

Lines and destroy all CONKWEST Confidential Information provided by CONKWEST to CONEKSIS hereunder within thirty (30) days following termination under such subsection, and CONEKSIS specifically agrees to make no further use of the CONKWEST Existing Rights or the CONEKSIS Modifications for any purpose. For the avoidance of doubt, in the event of any such termination, the licenses and rights granted by CONEKSIS to CONKWEST hereunder shall survive.

12. Assignment; Successors. This Agreement including the rights and privileges granted hereunder may not be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may, without the other Party’s consent, assign this Agreement and its rights and obligations hereunder (a) to an Affiliate or (b) in connection with the transfer or sale of all or substantially all of its business or assets, or in the event of its merger, consolidation, change in control or other similar transaction. This Agreement is binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

13. Notice Address. Any payment, notice or other communication pursuant hereto shall be sufficiently made or given if sent to the other Party by certified or registered mail postage prepaid, facsimile, or sent by nationally-recognized overnight courier addressed to it at its address below or at such other address as a Party may later designate by written change of address notice given to the other Party in accordance with this Section 13. Any such notice shall be deemed to have been given: (a) when delivered if sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

If to CONKWEST:

CONKWEST Incorporated

2533 South Coast Highway 101

Suite 210

Cardiff-By-The-Sea, CA 92007-2133

Attention: Barry J. Simon, M.D.,

President & CEO

Telephone: (858) 633-0300

Facsimile: (858) 380-1999

E-mail: bsimon@conkwest.com

With copies to:

Pietragallo Gordon Alfano Bosick & Raspanti, LLP

38th Floor, One Oxford Centre

Pittsburgh, PA 15219

Attention: Alicia M. Passerin, Ph.D, Esq.

Telephone: (412) 263-4369

Facsimile: (412) 261-0915

E-mail: AMP@Pietragallo.com

If to CONEKSIS:

Conkesis, Inc.

2533 South Coast Highway 101

Suite 210

Cardiff-By-The-Sea, CA 92007-2133

Attention: Chief Executive Officer

Telephone: (858) 633-0300

Facsimile: (858) 380-1999

Email:

14. Headings. All headings are for convenience only and shall not affect the meaning of any provision hereof.

15. Force majeure. If a Party (the “Non-Performing Party”) is unable to carry out any of its obligations under this Agreement due to Force Majeure, this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations under this Agreement and the corresponding obligations of the other Party (the “Innocent Party”) under this Agreement, shall be suspended for a period equal to the circumstance of Force Majeure, provided that:

(a) the suspension of performance is of no greater scope than is required by the Force Majeure;

(b) the Non-Performing Party gives the Innocent Party written notice describing the circumstance of Force Majeure as soon as reasonably practical, including the nature of the occurrence;

(c) the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the circumstance of Force Majeure; and

(d) as soon as practicable after the event which constitutes Force Majeure the Parties discuss how best to continue their operations as far as possible in accordance with this Agreement.

16. Entire Agreement. This Agreement, together with any Appendices attached hereto and specifically referenced herein, contains the entire understanding of the Parties with respect to the subject matter herein and supersedes all previous agreements and undertakings with respect thereto.

17. Miscellaneous: This Agreement may be amended only by a writing signed by the authorized representative of each of the Parties.

18. Survival: The expiration or termination of this Agreement for any reason shall not release either Party from any liability that, at the time of such expiration or termination, has already accrued to the other Party or that is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to any breach of this Agreement. In addition, the following provisions of the Agreement shall survive expiry or any termination of the Agreement: Sections 1, 2(b), 3, 5(g), 9, 10,11, 13, 14, this Section 18, 19, 20, 21, and 24 and all definitions relating to the foregoing.

19. Governing Law: This Agreement shall be construed in accordance with the laws of the State of Delaware, and the patent laws of the United States, without regard or reference to any of its rules or provisions governing conflict of laws.

20. Severance of Terms: If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason (including both by reason of the provisions of any legislation and also by reason of any decision of any court or competent authority which either has jurisdiction over this Agreement or has jurisdiction over any of the Parties):

(a) in the case of the illegality, invalidity or unenforceability of the whole of this Agreement it shall terminate in relation to the jurisdiction in question; or

(b) in the case of the illegality, invalidity or unenforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or unenforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement which shall continue in full force and effect unless the absence of the invalidated, illegal or unenforceable provisions(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their reasonable good faith efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

21. Waiver. The waiver by a Party of any right hereunder, or of any failure of the other Party to perform, or of any breach or violation of any provision hereof by the other Party shall not operate or be construed a waiver of any other right hereunder or of any other subsequent failure, breach or violation of such other Party hereof whether of a similar nature or otherwise.

22. Export. It is understood that the Biological Material and Know-How provided or made available by CONKWEST under this Agreement may be subject to applicable laws and regulations controlling the export and import of technical data, biological materials, laboratory prototypes, and other information or materials that may require a license from the applicable agency of the United States Government or foreign government, and CONEKSIS will comply with all such laws and regulations in the performance of this Agreement. CONKWEST neither represents that a license will not be required nor does CONKWEST represent that if a license is required, it will be issued.

23. Counterparts; Telefacsimile, Electronic Execution. This Agreement may be executed in any number of counterparts (facsimile and electronic transmission included), and by each of the Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

24. Dispute Resolution.

(a) The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the performance or breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

(b) The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be San Diego, California, and all proceedings and communications shall be in English.

(c) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(d) Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties; provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under Section 10 above. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

(e) The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(f) As used in this Section, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory; or (c) the misappropriation of any trade secret or breach of confidentiality obligation under this Agreement.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO NON-EXCLUSIVE LICENSE AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

CONKWEST INCORPORATED:		CONEKSIS, INC.

By:	/s/ Barry J. Simon	By:	/s/ Barry J. Simon
Name:	Barry J. Simon, M.D.	Name:	Barry J. Simon, M.D.
Title:	President and COO	Title:	President and CEO
Date:	June 9, 2015	Date:	June 9, 2015

SCHEDULE A

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APPENDIX B

CONKWEST KNOW-HOW

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SCHEDULE C

CONKWEST MARKS

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SCHEDULE D – FCCC Patents and Patent Applications

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